Exhibit 99.1	Press Release dated March 30, 2017

Tengasco Announces Year-End 2016 Financials and Results of Operations

GREENWOOD VILLAGE, Colo., March 30, 2017 /PRNewswire/ -- Tengasco, Inc. (NYSE MKT: TGC) announced today that it has filed with the Securities and Exchange Commission its Annual Report on Form 10-K for the year ended December 31, 2016.

The Company reported net loss from continuing operations of $(4.2) million or $(0.69) per share in 2016 compared to net loss of $(24.7) million or $(4.06) per share in 2015. Included in the 2016 net loss was a $2.7 million non-cash impairment of the Company’s oil and gas properties and a $0.1 million non-cash impairment of the Company’s equipment inventory. Included in the 2015 net loss was a $14.5 million non-cash impairment of the Company's oil and gas properties and recording of a $7.3 million non-cash valuation allowance on the Company's deferred tax asset. Net loss before effect of the impairment is $(1.4) million or $(0.23) per share in 2016 compared to a net loss before effect of the impairment and the valuation allowance of $(2.9) million of $(0.47) per share in 2015 (a non-GAAP financial measure – see GAAP to Non-GAAP Reconciliation at the end of this press release).

The non-cash impairment of oil and gas properties resulted from ceiling test failures during the quarters ended September 30, 2015, December 31, 2015, March 31, 2016, June 30, 2016, and September 30, 2016. However, there was no additional oil and gas property impairment taken in the quarter ended December 31, 2016. These ceiling test failures were primarily a result of low oil prices experienced since late 2014. The valuation allowance was primarily a result of cumulative losses incurred during the three years ended December 31, 2015. A full valuation allowance of the Company’s deferred tax asset remained at December 31, 2016.

The Company realized revenues of approximately $4.7 million in 2016 compared to $6.2 million in 2015. During 2016, revenues decreased approximately $1.5 million of which $555,000 was related to a $5.13 per barrel decrease in average oil price received from $42.66 per barrel received in 2015 to $37.53 per barrel received in 2016 and $961,000 was related to a decrease in oil sales volumes from 130.9 MBbl in 2015 to 108.3 MBbl in 2016. The more significant production declines were experienced in the Albers B, Croffoot, Hilgers B, Howard A, Liebenau, McElhaney A, and Veverka B leases. These decreases were primarily due to natural declines.

The Company reported total proved oil reserves at December 31, 2016 of approximately 730,000 barrels, valued at $5.8 million on a discounted future net cash flows basis before effect of income taxes, down from approximately 877,000 barrels valued at $8.3 million at December 31, 2015. The decrease in volumes and value is primarily related to sales of production in 2016 as well as a $6.63 per barrel decrease in oil price used in the reserve report from $43.98 per barrel used at December 31, 2015 to $37.35 per barrel used at December 31, 2016. These decreases were partially offset by lower costs used at December 31, 2016 compared to December 31, 2015.

Michael J. Rugen, CEO, said “Low oil prices in 2016 have continued to impact our business. Due to these price levels, the Company was required to record impairments of its oil and gas properties during the first three quarters of 2016. In addition, the Company was also in default of various covenants of its credit facility. As a means to address these issues, the Company, as previously disclosed, conducted a rights offering to raise additional capital. This rights offering closed on February 2, 2017 and the Company raised approximately $2.7 million and issued an additional 4.5 million shares of common stock. The Company used approximately $2.5 million of the proceeds from this rights offering to pay off the Company’s credit facility. The Company currently has no borrowings on this credit facility.”

“During 2017, the Company plans to participate in drilling certain wells on a non-operated basis. Drilling of the first of these wells should commence in April. In addition to this drilling, the Company is also evaluating other acquisitions, joint ventures, and corporate opportunities that may add value to the Company.”

The statements contained in this release that are not purely historical are forward-looking statements within the meaning of applicable securities laws. The Company's actual results could differ materially from the forward-looking statements.

GAAP to Non-GAAP Reconciliation ($ millions, except per share data)

	Year Ended	Year Ended
	December 31, 2016	December 31, 2015

Net loss (US GAAP)	$(4.2)	$(24.7)
Impairment	$2.8	$14.5
Valuation allowance		$7.3
Net income from continuing operations before effect of impairment and valuation allowance	$(1.4)	$(2.9)

Net loss per share – basic and diluted (US GAAP)	$(0.69)	$(4.06)
Impairment – basic and diluted	$0.46	$2.38
Valuation allowance – basic and diluted		$1.21
Net income per share before effect of impairment and valuation allowance – basic and diluted	$(0.23)	$(0.47)

CONTACT: Cary V. Sorensen, V.P., 720-420-4460